Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 4, 2022, except for Note 19 and Note 24, was to which the date is April 5, 2023, with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, which appears in this Form 20-F/A.

/s/ TPS Thayer, LLC
Sugar Land, Texas
April 5, 2023